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[WESTERN RESOURCES LOGO]

     Media contact:
     Kimberly N. Gronniger
     Phone: 785.575.1927
     FAX: 785.575.6399
     News@wr.com

     Investor contact:
     Carl A. Ricketts
     Phone: 785.575.8424
     FAX: 785.575.1774
     carl_ricketts@wr.com



                    KPL, KGE REQUEST ELECTRIC RATE INCREASE
                   TO RECOVER INVESTMENT AND OPERATING COSTS


            Price Increase Would Be the First in More Than a Decade

     TOPEKA, Kansas, Nov. 27, 2000 -- KPL and KGE, the electric utility companies of Western Resources (NYSE: WR), today filed separate requests with the Kansas Corporation Commission (KCC) seeking recovery of investments in new, state-of-the-art power plants and higher operating and maintenance costs.

     The 1,000-page filings ask the KCC, the regulatory body that sets Kansas retail electric rates, to allow KPL to recover its costs in adding approximately $230 million in new, efficient, gas-fired power plants. Both companies request recovery of rising operating and maintenance expenditures, including increased natural gas costs, incurred since the 1980s when the utility companies were last granted rate increases.

     KPL customers have not had a rate increase in 17 years. KPL's rates were last increased in 1983 following the start of commercial operations of the third power plant unit at Jeffrey Energy Center. Under KPL's proposal, the average KPL residential electric customer would see an increase of approximately $9.25 per month, resulting from a $93 million rate request.

     KPL retail customers pay an average of $0.0517 per kilowatt-hour, which is approximately 23 percent below the national average. In fact, KPL's rates are even lower today than they were in 1983, reflecting rate reductions of $59.5 million. In addition, customers have received rebates of $18.8 million.

     Under KGE's proposal, the average KGE residential electric customer would see an increase of approximately $6.50 per month to their bills, resulting from a $58 million rate request. The last rate increase for KGE customers, implemented in 1989, was for the final phase of a multi-year recovery of the investment in the Wolf Creek power plant. Since 1992, KGE

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customers have received more than $65 million in rate reductions and rebates of
$23 million. Today KGE retail customers pay an average of $0.0646 per kilowatt-hour.

     "We are always sensitive to the rates our customers pay. We strive to balance their desire for the lowest possible prices and our commitment to provide safe, reliable electric service," said David C. Wittig, chairman of the board, president and chief executive officer of Western Resources.

     Wittig said the peak energy demand on the KPL and KGE systems has increased almost every year. In fact during the last 10 years, it has grown by more than 22 percent.

     Wittig also noted that the new power plants for KPL have enabled the company to meet the growth in power demanded by its customers.

     During power shortages experienced this year in other parts of the country, some electric companies and their customers were forced to pay higher prices for electricity in the open market. Some electric companies also were forced to interrupt service to customers. KPL customers set a record for electricity usage of 2,485 megawatts on Aug. 28, 2000, and the company was able to continue service without having to cut power to "interruptible" customers or resorting to rolling brownouts. Part of the reason reliability was not threatened this summer was because two new power plants were available to help serve retail load. Additional power plants will be operational in 2001.

     "At various times in the wholesale market, we've seen costs as high as $6 per kilowatt hour as compared to the average $0.0517 rate currently charged to a KPL customer," said Wittig. "From time to time we purchase power at these prices to avoid inconvenience for our customers. If instead we were allowed to pass on those costs, it could cost a customer about $930 a month just to run a refrigerator. Although we're not asking for that right, we feel that we should be allowed to earn a fair rate of return in order to compensate for the changing risk profiles of the businesses."

     Wittig said that the company has worked aggressively to control fuel costs. KPL and KGE have also saved millions of dollars through consolidation of back-office functions and have implemented other efficiency measures to minimize costs.

     "Our efforts enabled us to stave off rate increase requests as long as we have, but these measures aren't enough to offset more than a 100 percent rise in natural gas fuel prices that has occurred this year and general inflationary costs the companies have incurred since their last rate review," Wittig said.

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     "Very few companies offer products and services at the same prices today as they did in 1983 or 1989," he continued.

     Wittig noted that in 1983, KPL had approximately 282,000 customers and KGE had 237,000 customers. Today, the two electric companies serve more than 635,000 customers, an increase of more than 20 percent during the last 17 years.

     The requests are subject to review by the KCC before implementation. A ruling by the KCC is expected in July 2001.

     The major components of the rate filings include: new generation and depreciation; retiree medical benefits; tax and interest adjustments, operations and maintenance and numerous other items; and fuel costs.





Western Resources (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of almost $8 billion, including security company holdings through ownership of Protection One (NYSE: POI), whic h has more than 1.4 million security customers in 48 states. Its utilities, KPL and KGE, provide electric service to approximately 635,000 customers in Kansas. Through its ownership in ONEOK, Inc. (NYSE: OKE), a Tulsa-based natural gas company, Western Resources has a 45 percent interest in one of the largest natural gas distribution companies in the nation, serving more than
1.4 million customers.